Exhibit 3

IDENTIFICATION OF MEMBERS OF THE GROUP

The following filing persons may be deemed to be members of a “group” under Section 13(d) of the Securities Exchange Act of 1934, as amended:

The parties to that certain Amended and Restated Shareholders’ Agreement, dated as of April 9, 2014, which was filed as Exhibit 10.1 to the IMS Health Holdings, Inc. Registration Statement on Form S-1 filed with the Securities Exchange Commission on January 2, 2014, as amended.